EXHIBIT 3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of the 5 th day of August, 2010, by and among NCR CORPORATION, a Maryland corporation (“Investor”), DOCUMENT CAPTURE TECHNOLOGIES, INC., a Delaware corporation (“Company”), and those stockholders of Company whose names are set forth on the signature pages hereto (together with any transferees who become parties hereto pursuant to Section 6.1 below, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, Company and Investor are parties to that certain Share Purchase Agreement, of even date herewith (the “Purchase Agreement”), which provides for, among other things, the issuance and sale by Company to Investor of 3,861,004 shares of Company’s common stock, par value $0.001 per share (the “Shares”) for an aggregate purchase price of $4,000,000; and

WHEREAS, under the Purchase Agreement, Company has agreed to provide Investor with the right to designate the election of one member of the board of directors of Company (the “Board”) in accordance with the terms of this Voting Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

For purposes of this Voting Agreement, the following terms shall have the meanings specified below:

“Affiliate” means, as to any Person, (a) any subsidiary of such Person, and (b) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person and includes, in the case of a Person other than an individual, each officer, director, general partner or member of such Person, and each Person who is the beneficial owner of five percent (5%) or more of such Person’s outstanding stock having ordinary voting power of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a weekend day or any other day on which commercial banks in the State of New York are authorized or required to close.

“Common Stock” means the common stock, par value $0.001 per share, of Company.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, or unincorporated association, or any governmental authority, officer, department, commission, board, bureau or instrumentality thereof.

“Shares” means, as to any Stockholder that is a party to this Voting Agreement, any securities of Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and all shares of any class or series of preferred stock, par value

$0.001 per share, of Company, by whatever name called, now owned or subsequently acquired by such Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

ARTICLE 2

VOTING PROVISIONS

2.1 Size and Composition of the Board. Each Stockholder hereby agrees to vote, or cause to be voted, if and as requested by Investor, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) the size of the Board shall be set and remain at six (6) directors;

(b) at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one person designated by Investor (the “Investor Designee”), if so designated, is elected to the Board;

(c) any Investor Designee serving on the Board is not removed from office unless (i) such removal is directed or approved in advance by Investor, or (ii) Investor is no longer so entitled to designate or approve such director;

(d) any vacancies created by the resignation, removal or death of an Investor Designee serving on the Board shall be filled pursuant to the provisions of this Article 2; and

(e) upon the request of Investor to remove an Investor Designee serving on the Board, such director shall be removed.

To the extent that clause (b) above shall not be applicable for any reason, the member of the Board who would otherwise have been designated by Investor in accordance with the terms thereof shall instead be voted upon by all the stockholders of Company entitled to vote thereon in accordance with, and pursuant to, Company’s certificate of incorporation.

2.2 Failure to Designate a Board Member. In the absence of any designation from Investor, the director previously designated by Investor and then-serving shall be reelected if still eligible to serve as provided herein.

2.3 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the term of the Voting Agreement.

2.4 No Liability for Election of Investor Designee. Neither Investor nor any Affiliate of Investor shall have any liability as a result of designating a Person for election as the Investor Designee, for any act or omission by the Investor Designee in his or her capacity as a director of Company.

2.5 Waiver of Voting Provisions. During the term of this Voting Agreement, Investor may waive, for any reason or for no reason, any or all of its rights under this Article 2 for such duration as it may determine in its sole discretion (it being understood that at the end of the term of waiver specified by Investor, Investor shall again be entitled to such rights as were previously waived hereunder). If, as a result of any such waiver, Investor does not have an Investor Designee serving on the Board, Investor shall be entitled, in addition to such other rights as are set forth in this Voting Agreement which have not been so waived by Investor, to the rights set forth under Section 4.4 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants, severally and not jointly, to Investor as follows:

3.1 Organization; Authorization; Validity of Agreement; Necessary Action. Stockholder has full power and authority to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly executed and delivered by Stockholder and, assuming this Voting Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 Ownership. Stockholder has good and marketable title to Stockholder’s Shares, free and clear of any liens or encumbrances, and Stockholder is not party to any agreement or commitment of any character, whether written or oral, obligating Stockholder to sell, assign or otherwise transfer any of Stockholder’s Shares. As of the date hereof, Stockholder’s Shares constitute all of the shares of Common Stock beneficially owned or owned of record by Stockholder. Except for the rights granted to Investor hereby, Stockholder has sole voting power (including the right to control such vote as contemplated herein) with respect to the matters set forth in Section 2.1 hereof, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2.1 hereof, and sole power to agree to all of the matters set forth in this Voting Agreement, in each case, with respect to all of Stockholder’s Shares.

3.3 No Violation. The execution, delivery and performance of this Voting Agreement by Stockholder does not and will not (whether with or without notice or lapse of time, or both) (a) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract or agreement to which Stockholder is a party or by which it is bound or (b) violate any law applicable to Stockholder or by which any of Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE 4

REMEDIES

4.1 Covenants of Company.

(a) Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Voting Agreement are effective and that the parties enjoy the benefits of this Voting Agreement. Company shall not, by any voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms it is to perform hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Voting Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect Investor’s rights hereunder against impairment.

(b) Without limiting the generality of the foregoing Section 4.1(a), Company agrees that it shall: (i) subject to applicable law, nominate the Investor Designee to serve on the Board at each annual or special meeting of stockholders at which an election of directors is held, or pursuant to any written consent of the stockholders, during the term of this Voting Agreement; (ii) use its best efforts to have the Investor Designee elected as a director of Company by the stockholders of Company; (iii) solicit proxies for the Investor Designee to the same extent as it does for any of its other nominees to the Board; (iv) cause each Person who becomes an executive officer or member of the Board following the date hereof (other than the Investor Designee), to agree in writing to be subject to each of the terms of this Voting Agreement, and each such executive officer and director shall be deemed to be a Stockholder hereunder; (v) notify the Investor Designee or the Observer, as the case may be, of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee thereof concurrently with and in the same manner as notice is provided to other members of the Board; and (vi) provide the Investor Designee or the Observer, as the case may be, with copies of all notices, minutes, consents and other material that it provides to all other members of the Board concurrently as such materials are provided to the other members.

4.2 Irrevocable Proxy. Each Stockholder hereby revokes, or has previously revoked, all prior proxies, voting agreements or powers-of-attorney given or entered into with respect to any of its Shares, and hereby constitutes and appoints Company’s Chief Executive Officer (or his successor) with full power of substitution, as the proxy of such party with respect to the election of the Investor Designee to the Board in accordance with Article 2 hereof, and hereby authorizes Company’s Chief Executive Officer (or his successor) to represent and to vote, if and only if the party (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Voting Agreement, all of such party’s Shares in favor of the election of Investor Designee as a member of the Board determined pursuant to and in accordance with the terms and provisions of this Voting Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Company and the parties in connection with the transactions contemplated by this Voting Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Voting Agreement terminates or expires pursuant to Article 5 hereof. Each Stockholder shall not hereafter, unless and until this Voting Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of such holder’s Shares, deposit any of such holder’s Shares into a voting trust or enter into any agreement (other than this Voting Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such holder’s Shares, in each case, with respect to any of the matters set forth herein. Company’s Chief Executive Officer shall use his or her best efforts, within the requirements of applicable law, to vote such Shares for which he is the proxy pursuant to this Section 4.2 in accordance with the provisions of Section 2.1 and the other provisions hereof, and to otherwise ensure that the rights granted to Investor under this Voting Agreement are effective and that Investor enjoys the benefits of this Voting Agreement.

4.3 Specific Enforcement. Each Stockholder acknowledges and agrees that Investor will be irreparably damaged in the event any of the provisions of this Voting Agreement are not performed by such Stockholder in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of Company and Investor shall be entitled to an injunction to prevent breaches of this Voting Agreement, and to specific enforcement of this Voting Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4 Board Observer Rights. Company hereby agrees that, from and after the date hereof, for so long as Investor does not have an Investor Designee serving on the Board (including, without limitation, by reason of a waiver by Investor of its rights under Section 2.5 hereof), Company shall allow a Person designated by Investor (the “Observer”) to attend all meetings of the Board (including any meetings of committees thereof) in a nonvoting observer capacity. The Observer shall be provided with (a) reasonable opportunity to consult with and discuss the business and affairs of Company with Company’s senior managers, directors, officers and senior employees, visit and inspect any of the offices or other properties of Company or any of its subsidiaries and inspect the books of account of Company or any of its subsidiaries, in each case upon reasonable advance notice during normal business hours and (b) reasonable opportunity to make recommendations with respect to the business and affairs of Company, recognizing that the ultimate discretion with respect to all such matters shall be retained by Company.

4.5 Remedies Cumulative. All remedies, either under this Voting Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

ARTICLE 5

TERM

5.1 Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of a Change in Control (as defined herein) of Company; (b) such time as Investor no longer holds (on an as-converted, fully-diluted basis, and as adjusted for any stock splits, stock dividends, recapitalizations or the like), at least 1% of the outstanding shares of Common Stock; or (c) termination of this Agreement in accordance with Section 6.6 below.

5.2 Change in Control. For purposes of this Article 5, the term “Change in Control” shall mean: (a) the acquisition (other than from Company) by any Person of beneficial ownership of 50% or more of the combined voting power of Company’s then-outstanding securities; (b) a merger or consolidation involving Company if the stockholders of Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of Company outstanding immediately before such merger or consolidation; or (c) a complete liquidation or dissolution of Company or the sale or other disposition of all or substantially all of the assets of Company.

ARTICLE 6

MISCELLANEOUS

6.1 Transfers. Each transferee or assignee of any Shares that are subject to this Voting Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Voting Agreement in respect of such Shares, and shall, following such agreement, be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Voting Agreement and shall be deemed to be a Stockholder; provided, however, that the foregoing shall not apply in respect of any Shares acquired by a transferee by means of ordinary transactions made in the over-the-counter market, or, if Company’s Common Stock is then listed or traded on the New York Stock Exchange, NYSE AMEX or Nasdaq Stock Market, on such exchange or trading market. Company shall not permit, and shall cause its transfer agent not to permit, the transfer of any Shares subject to this Voting Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.1. Each certificate representing Shares subject to this Voting Agreement if issued on or after the date of this Agreement shall be endorsed by Company with the legend set forth in Section 6.10, and

Company shall take such action as is necessary to cause its transfer agent to note on Company’s stock register in respect of each Stockholder’s Shares, and in respect of any uncertificated Shares subject to this Voting Agreement, the legend set forth in Section 6.10.

6.2 Successors and Assigns. The terms and conditions of this Voting Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Voting Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement, except as expressly provided in this Voting Agreement.

6.3 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Voting Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.4 Execution. This Voting Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6.5 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section at or prior to 5:00 p.m. (Eastern Time) on a Business Day, (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (c) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. A party’s address for such notices and communications shall be as set forth below such party’s signature on the signature pages hereto, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5.

6.6 Amendment; Waiver; Termination. Except as specifically set forth herein (including, without limitation, in Section 2.5 hereof), this Voting Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by Investor, Company, and the Stockholders holding greater than 50% of the Shares then held by the Stockholders. Company shall give prompt written notice of any amendment, termination or waiver hereunder to any Stockholder that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.6 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Voting Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Voting Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Voting Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Severability. Any provision of this Voting Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Voting Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by aw, each party hereto hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

6.9 Entire Agreement. This Voting Agreement and the other Transaction Documents (as defined in the Purchase Agreement), together with the Exhibits and Schedules thereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.10 Legend on Share Certificates.

(a) Each certificate representing any Shares issued after the date hereof shall be endorsed by Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

(b) Company, by its execution of this Voting Agreement, agrees that it shall (i) cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.10, and it shall supply, free of charge, a copy of this Voting Agreement to any holder of a certificate evidencing Shares upon written request from such holder to Company at its principal office, and (ii) take such action as is necessary to cause its transfer agent to note on Company’s stock register in respect of each Stockholder’s Shares, and in respect of any uncertificated Shares subject to this Voting Agreement, the legend set forth in clause (a) above. The parties to this Voting Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.10 herein and/or the failure of Company to supply, free of charge, a copy of this Voting Agreement as provided hereunder shall not affect the validity or enforcement of this Voting Agreement.

6.11 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Voting Agreement and shall be endorsed with the legend set forth in Section 6.10.

6.12 Manner of Voting. The voting of Shares pursuant to this Voting Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

6.13 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.14 Costs of Enforcement. If any party to this Voting Agreement seeks to enforce its rights under this Voting Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.15 Competition and Corporate Opportunities. Except as otherwise specifically set forth in any other Transaction Document (as defined in the Purchase Agreement), Investor will have the right to, and will have no duty not to: (a) engage in the same or similar business activities or lines of business as Company; (b) compete against Company; and (c) do business with any potential or actual competitor, customer or supplier of Company. Investor will not be liable to Company or its stockholders, regardless of the impact any activities may have on Company, for breach of any fiduciary duty as a stockholder of Company by reason of any activities of Investor, and Company will have no interest or expectancy that Investor will not engage in any of the foregoing activities, any interest or expectancy being hereby renounced by Company. With respect to any potential transaction or matter that may be a corporate opportunity or otherwise of interest to Investor or Company, Investor will not have a duty to communicate or present the corporate opportunity to Company, Company will have no interest or expectancy in any such transaction or matter, and Investor may take action with respect to such transaction or matter in its discretion.

6.16 Agreements and Transactions with Investor. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between Company and Investor shall be void or voidable or be considered to be unfair to Company solely for the reason that Investor is a party thereto, or because any representatives of Investor are present at or participate in any meeting of the Board or any committee thereof which authorizes the contract, agreement, arrangement, or transaction (or the amendment, modification or termination thereof).

6.17 “Market Stand-Off” Agreement. Each Stockholder hereby agrees that it shall, at the request of Investor in connection with any registration of shares of capital stock of Company effected pursuant to Section 2.1(a) or Section 2.1(b) of that certain Investor Rights Agreement, of even date herewith, between Investor and Company, enter into a “market stand-off” or “lock-up” agreement, on customary terms, whereby such Stockholder agrees that he or she will not, without the prior written consent of Investor, during the period commencing on the date of the final prospectus relating to such registration and ending on the date specified by Investor (such period not to exceed 180 days): (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by Stockholder or are thereafter acquired); or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters, if any, in connection with such registration that are consistent with this Section 6.17 or that are necessary to give further effect thereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Voting Agreement as of the day and year first above written.

INVESTOR:

NCR Corporation

By:	/s/ Quinn J. Coburn
	Name:	Quinn J. Coburn
	Title:	Treasurer

3097 Satellite Boulevard
Duluth, Georgia 30096
Attn: General Counsel
Facsimile: (404) 487-8949

COMPANY:

Document Capture Technologies, Inc.

By:	/s/ David P. Clark
	Name:	David P. Clark
	Title:	Chief Executive Officer

1798 Technology Drive
Suite 178
San Jose, California 95110
Attn: Chief Executive Officer
Facsimile: (408) 436-9888

[signatures continued on following page]

[Signature Pages to Voting Agreement]

STOCKHOLDERS:

/s/ Richard Dietl
Richard Dietl

Facsimile:

Syscan Imaging Limited

By:	/s/ Frank Cheung
	Name:	Frank Cheung
	Title:	Director of the Board

Facsimile:

/s/ Edward M. Straw
Edward M. Straw

Facsimile:

/s/ William Hawkins
William Hawkins

Facsimile:

/s/ David P. Clark
David Clark

Facsimile:

[Signature Pages to Voting Agreement]

/s/ M. Carolyn Ellis
M. Carolyn Ellis

Facsimile:

/s/ Darwin Hu
Darwin Hu

Facsimile:

/s/ Jody R. Samuels
Jody R. Samuels

Facsimile:

/s/ Roseann Larson
Roseann Larson

Facsimile:

[Signature Pages to Voting Agreement]